UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2007

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 11, 2007, Hologic, Inc. (“Hologic”) issued a press release announcing that RiskMetrics Group (“ISS”), the nation’s leading independent proxy advisory firm, recommends that Hologic stockholders vote “FOR” the proposed combination of Hologic and Cytyc Corporation and that ISS has updated its recommendation with regard to a proposed amendment to Hologic’s 1999 Equity Incentive Plan to increase the number of shares available for grant thereunder and recommends that Hologic stockholders vote “FOR” the proposed amendment.

The foregoing description of the press release is not intended to be complete and is qualified in its entirety by reference to the complete text of the press release, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference thereto.

Important Information for Investors and Stockholders

Hologic and Cytyc filed a joint proxy statement/prospectus with the SEC in connection with the proposed merger on September 12, 2007. Hologic urges investors and stockholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information.

Investors and stockholders are able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Hologic will be available free of charge on the investor relations portion of the Hologic website at www.hologic.com.

Participants in the Solicitation

Hologic, and certain of its directors and executive officers, may be deemed participants in the solicitation of proxies from the stockholders of Hologic in connection with the merger. The names of Hologic’s directors and executive officers and a description of their interests in Hologic are set forth in the proxy statement for Hologic’s 2006 annual meeting of stockholders, which was filed with the SEC on January 25, 2007. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Hologic’s directors and executive officers in the merger by reading the definitive joint proxy statement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 11, 2007	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir, Chief Financial Officer, Executive Vice President, Finance and Treasurer